EXHIBIT 99

PENTAIR
WATERS EDGE PLAZA
1500 COUNTY ROAD B2 WEST
SAINT PAUL, MN 55113-3105
612.636.7920

NEWS RELEASE

DATE:  DECEMBER 22, 1993

FOR RELEASE:  IMMEDIATELY

CONTACT:  MARK CAIN (612) 636-7920


PENTAIR TO ACQUIRE EUROPEAN ENCLOSURE MANUFACTURER
Purchase makes Pentair the work's leading enclosure manufacturer; furthers acquisition and international expansion strategies

ST. PAUL, Minn. -- Pentair, Inc. (NASDAQ/NMS:PNTA), the
St. Paul-based manufacturer of industrial products and paper, today announced it has reached a definitive agreement to acquire the Schroff Group, Straubenhardt, Germany, from Fried. Krupp AG Hoesch-Krupp, subject to the approval of appropriate governmental authorities.
the transaction will include the net assets and business of the Schroff Group, including its international subsidiaries. The purchase price will be approximately
$150 million.

Schroff designs, manufactures and markets cabinets, cases, subracks and accessories for the electronics industry. The company has approximately 1,400 employees with operations in Germany, France, England, the United
States, Japan, Sweden, Finland, Italy and Taiwan.
Schroff is the largest manufacturer in Europe's electronic enclosure market and a world technical leader.
The company's estimated sales are approximately $160 million.

Pentair's Hoffman Engineering subsidiary is the leading
North American manufacturer of electrical enclosures and related products. Pentair acquired the Hoffman business in December, 1988.

"This friendly transaction furthers our dual strategy of building the industrial side of our business through a major acquisition and providing Pentair a more significant global presence." said Pentair Chairman and Chief Executive Officer Winslow H. Buxton. "Pentair's ownership of Schroff and Hoffman will represent leadership in the world-wide enclosure market. The combination of electronic enclosures from Schroff and electrical enclosures from Hoffman provides the most comprehensive product offering in the world."

Schroff and Hoffman will continue to operate as separate businesses within Pentair, providing uninterrupted service to their customers. Buxton said there are significant opportunities to add value to both businesses through joint efforts in specific product lines, markets and geographic locations.

"We have been searching for a major acquisition for some time, but I believe our patience and resolve over the last three years have been rewarded in this opportunity to acquire Schroff," Buxton said. "With its strong brand name, leading market position and extensive product line, Schroff is an ideal fit with Pentair's strategic objectives. We are very enthusiastic about the growth potential this acquisition offers Schroff, Hoffman
Engineering and Pentair."

Pentair, Inc. is a St. Paul, Minnesota-based company with
1992 sales of $1.23 billion and approximately 8,300
employees. The company is currently comprised of 10 businesses which manufacture electrical enclosures;
woodworking equipment; power tools; sporting ammunition;
automotive service equipment; industrial lubrication systems and material dispensing equipment; pumps; and paper. Pentair common stock is quoted on the NASDAQ
National Market System under the symbol: PNTA.